EXHIBIT 99.1

AT SCHAWK, INC.:                                                             AT DRESNER CORPORATE SERVICES:
James J. Patterson                                                                Investors:  Philip Kranz
Sr. VP and CFO                                                                                                                                 312-780-7240
847-827-9494                                                                                                                                    pkranz@dresnerco.com
jpatterson@schawk.com

SCHAWK ANNOUNCES EARNINGS FOR FIRST QUARTER 2007

Margin improvement leads to earnings growth during quarter
                         • Operating margin increases to 10.8% from 8.5%
                             •     Income from continuing operations increases 29.7%

Des Plaines, IL, May 1, 2007—Schawk, Inc. (NYSE: SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported first-quarter 2007 results.

Income from continuing operations resulted in first-quarter 2007 earnings of $0.26 per fully diluted share compared to $0.19 per fully diluted share in the same period of 2006. First-quarter 2006 results included a charge of $0.01 per share for acquisition integration expenses. Excluding acquisition integration expenses, first-quarter 2006 income from continuing operations was $0.20 per fully diluted share.

Discontinued operations had no effect on first-quarter 2007 results, while first-quarter 2006 results included a loss of $0.02 per fully diluted share for discontinued operations.

Net income per common share in the first quarter of 2007 was $0.26 per fully diluted share compared to $0.17 per fully diluted share in the same period of 2006. First-quarter 2006 results included acquisition integration expenses of $0.01 per share. Excluding acquisition integration expenses, first-quarter 2006 net income was $0.18 per fully diluted share.

Consolidated Results for First Quarter Ended March 31, 2007

Sales from continuing operations in the first quarter of 2007 decreased $2.9 million, or 2.1 percent, to $130.9 million from $133.8 million in the same period of 2006. In the 2007 first quarter, entertainment accounts revenue continued to be soft, as experienced in the third and fourth quarters of 2006. The balance of the decrease in sales from continuing operations in the first quarter of 2007 was due to lower revenues from accounts the Company resigned from in connection with the closure of an East Coast facility in June 2006. Partially offsetting these decreases were increases in consumer product packaging accounts revenue in the first quarter of 2007 due to new business wins announced in 2006.

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Schawk, Inc 2007 First-Quarter Results

Gross margin from continuing operations increased to 36.2 percent in the first quarter of 2007 from 34.2 percent in the prior-year first quarter. Despite a reduction in sales in the first quarter, gross margin increased as a result of the cost reduction efforts implemented in 2006.

Operating income from continuing operations increased to $14.1 million in the first quarter of 2007 from $10.9 million in the prior-year first quarter. First-quarter 2007 operating margin from continuing operations was 10.8 percent compared to 8.1 percent in the 2006 first quarter. Excluding acquisition integration expenses, 2006 first-quarter operating income from continuing operations was $11.4 million and operating margin was 8.5 percent. First-quarter 2007 operating income and operating margin benefited from improved results in Europe and in the United States due in part to cost reductions in connection with the integration efforts that were completed in 2006. First-quarter SG&A costs decreased by $1.1 million in the 2007 period compared to the 2006 period due to the aforementioned cost reduction efforts.

The 8.5 percent operating margin and the increase in income from continuing operations of 29.7 percent for the prior period in the heading of this press release are Non-GAAP measures because they exclude acquisition integration expenses in the prior-year period. On a GAAP basis, operating margin and the increase in income from continuing operations for the period ended March 31, 2006 were 8.1 percent and 37.8 percent, respectively.

Net interest expense in the 2007 first quarter was approximately $0.1 million lower at $2.3 million due to lower borrowing levels in the first quarter as compared to the prior-year first quarter. Debt was reduced by $7.8 million in the 2007 first quarter from December 31, 2006.

The first-quarter income tax provision from continuing operations is at an effective rate of 39.0 percent for 2007 compared to 38.0 percent in the 2006 period. The increased rate in the 2007 first quarter reflected higher state tax rates due in part to the sale of the discontinued operations.

Income from continuing operations was $7.2 million in the first quarter of 2007 versus $5.2 million in the 2006 period. Excluding acquisition integration expenses, first-quarter 2006 income from continuing operations was $5.5 million.

Other Information

Depreciation and amortization expense was $6.0 million for the first quarter of 2007 compared to $6.6 million in the prior-year first quarter. The decrease in 2007 is due to the absence of depreciation and amortization expense from the discontinued operations in the 2007 results.

Capital expenditures in the first quarter of 2007 were $5.7 million compared to $5.6 million in the same period of 2006.

The Company’s balance sheet as of March 31, 2007, improved compared to the year ended December 31, 2006, through a $7.8 million reduction in debt. The percentage of debt to total capital improved to 32.9 percent as of March 31, 2007, from 34.7 percent as of the year ended December 31, 2006. The Company also had approximately $55 million of availability on its revolving credit facility as of March 31, 2007.

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Schawk, Inc 2007 First-Quarter Results

Management Comments

President and Chief Executive Officer David A. Schawk commented, “Schawk’s results for the first quarter of 2007 reflect the Company’s focus on optimizing workflows and efficiency throughout 2006 and the first quarter of 2007. At the end of 2006 we finalized the acquisition integration process and successfully reduced costs throughout the organization. As a result of these combined efforts our European operations have turned profitable, and we have realigned our revenue and cost structures across the organization.”

Mr. Schawk continued, “Although sales for the first quarter were slightly below the prior-year first quarter, we are optimistic that our traditionally strong consumer products packaging business will improve for the balance of 2007. I am confident in this belief because of our new business wins in 2006 and the requirements our clients have for customization and new product introduction.

“It is gratifying to see the improvement in margins and earnings per share as compared to the prior year. We believe that all of the hard work in completing the integration of our acquisitions and the continuous improvement and implementation of our global best practices are driving increased profitability. Our primary focus for the balance of 2007 is to increase revenues while maintaining our disciplined approach to costs.”

Mr. Schawk continued, “One of the key issues for our clients in 2007 is corporate social responsibility, or CSR, and sustainability. As part of our culture and corporate pledge, Schawk is committed to driving sustainability initiatives and programs in our own offices. We are also committed to helping our clients achieve their CSR and sustainability goals by sharing our expertise and broad spectrum of capabilities with them to reduce the amount of their packaging materials and to consult with them on changes to inks and substrates to more environmentally friendly options.”

Mr. Schawk concluded, “We are off to a good start for 2007. We will continue to work to increase shareholder value by following our strategic plan and increasing our global service offering. We are committed to continue leading our industry in delivering the greatest value to our clients around the globe every day.”

Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies. Schawk delivers a broad range of digital pre-media graphic services through 151 locations in 12 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials. Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries. For more information, visit www.schawk.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs

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Schawk, Inc 2007 First-Quarter Results

that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Schawk invites you to join its first-quarter 2007 Earnings Conference Call today at 9:00 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and COO, and James J. Patterson, senior vice president and CFO. To participate in the call, please dial 866-356-3095 or 617-597-5391 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1519624. If you are unavailable to participate on the live call, a replay will be available through May 8, 11:59 p.m. central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 51169327, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1519624.

For more information about Schawk, visit our website at http://www.schawk.com.

Financial Tables Follow…

Schawk, Inc 2007 First-Quarter Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended March 31, 2007 and 2006
(Unaudited)
(In Thousands, Except Share Amounts)

	2007	2006
Net sales	$130,884	$133,754
Cost of sales	83,526	88,038
Selling, general, and administrative expenses	33,240	34,316
Acquisition integration expenses	--	530
Operating income	14,118	10,870
Other income (expense):
Interest income	90	119
Interest expense	(2,423)	(2,581)
	(2,333)	(2,462)
Income from continuing operations before income taxes	11,785	8,408
Income tax provision	4,598	3,193
Income from continuing operations	7,187	5,215
Loss from discontinued operations, net of tax benefit of $266	--	(433)
Net income	$7,187	$4,782
Earnings per share:
Basic:
Income from continuing operations	$0.27	$0.20
Loss from discontinued operations	--	(0.02)
Net income per common share	$0.27	$0.18
Diluted:
Income from continuing operations	$0.26	$0.19
Loss from discontinued operations	--	(0.02)
Net income per common share	$0.26	$0.17
Weighted average number of common and common equivalent shares outstanding:
Basic	26,607	26,183
Diluted	27,444	27,763
Dividends per common share	$0.0325	$0.0325

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Schawk, Inc 2007 First-Quarter Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	March 31, 2007 (Unaudited)	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$7,078	$10,177
Trade accounts receivable, less allowance for doubtful accounts of $2,045 at March 31, 2007 and $4,621 at December 31, 2006	115,777	127,627
Inventories	26,883	23,575
Prepaid expenses and other	8,986	10,171
Deferred income taxes	8,584	8,580
Total current assets	167,308	180,130

Property and equipment, less accumulated depreciation of $84,538 at March 31, 2007 and $82,256 at December 31, 2006	82,517	82,227
Goodwill	236,607	235,501
Intangible assets, net	35,487	35,755
Other assets	4,810	4,633
Total assets	$526,729	$538,246

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$22,065	$26,522
Accrued expenses	39,607	51,489
Income taxes payable	16,335	10,249
Current portion of long-term debt and capital lease obligations	2,174	2,177
Total current liabilities	80,181	90,437

Long-term debt	132,931	140,751
Capital lease obligations	7	12
Other liabilities	23,424	23,461
Deferred income taxes	14,617	14,657

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,135,658 and 28,989,013 shares issued at March 31, 2007 and December 31, 2006, respectively; 26,702,126 and 26,555,119 shares outstanding at March 31, 2007 and December 31, 2006, respectively	231	229
Additional paid-in capital	179,773	178,415
Retained earnings	117,994	113,365
Accumulated comprehensive income	6,724	6,079
	304,722	298,088
Treasury stock, at cost, 2,433,532 and 2,433,894 shares of common stock at March 31, 2007 and December 31, 2006, respectively	(29,153)	(29,160)
Total stockholders’ equity	275,569	268,928
Total liabilities and stockholders’ equity	$526,729	$538,246